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                                                                      EXHIBIT 11

                 THE GILLETTE COMPANY AND SUBSIDIARY COMPANIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

      (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, SHARES IN MILLIONS)

                                                                1995         1994         1993
                                                               ------       ------       ------
NET INCOME PER COMMON SHARE -- ASSUMING NO DILUTION
  Net income as reported.....................................  $823.5       $698.3       $288.3
  Less: Preferred Stock Dividends, net of tax benefit........    (4.7)        (4.7)        (4.7)
                                                               ------       ------       ------
  Net income available to Common Shareholders................  $818.8       $693.6       $283.6
                                                               ======       ======       ======
  Average common shares outstanding..........................   443.5        442.3        440.9
  Reported net income per common share.......................  $ 1.85       $ 1.57       $  .64

NET INCOME PER COMMON SHARE -- ASSUMING FULL DILUTION
  Net income available to Common Shareholders (as above).....  $818.8       $693.6       $283.6
  Add: Series C ESOP Preferred Stock dividend, net of tax
     benefit.................................................     4.7          4.7          4.7
  Deduct: Additional ESOP costs, net of tax benefit..........    (1.6)        (2.2)        (2.7)
                                                               ------       ------       ------
  Adjusted net income available to common shareholders.......  $821.9       $696.1       $285.6
                                                               ======       ======       ======
  Average common shares outstanding..........................   443.5        442.3        440.9
  Add: Conversion of Series C ESOP Preferred Stock...........     6.5          6.6          6.6
       Net additional common shares upon exercise of
          stock options......................................     5.8          4.2          3.5
                                                               ------       ------       ------
  Adjusted average common shares outstanding.................   455.8        453.1        451.0
                                                               ------       ------       ------
  Net income per common share -- assuming full dilution......  $ 1.80       $ 1.54       $  .63

1994 and 1993 per share amounts and average number of shares outstanding have been restated to give effect to the two-for-one stock split effected as a 100% common stock dividend to holders of record on June 1, 1995.

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